Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FUND.COM INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Fund.com Inc., a Delaware corporation (the “Company”), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable.

RESOLVED, that the Certificate of Incorporation of the Company be amended by changing the Article thereof numbered “Article IV” so that, as amended, the following new paragraph shall be inserted at the end of said Article and shall be and read as follows:

“The Board of Directors is authorized, without approval from the stockholders, to take all steps necessary to effect, or in its discretion not to effect, a reverse split of the Class A Common Stock and Class B Common Stock of this corporation on the basis of a ratio of one hundred and twenty pre-split shares for every one post-split share of Class A Common Stock and Class B Common Stock (the “Reverse Split”), and further that the Board of Directors be authorized to take all other actions necessary and appropriate to effect such Reverse Split, if so required.”

SECOND:  Pursuant to Section 242 of Title 8, Chapter 1, of the Delaware General Corporation Law, the Company’s shareholders are not required to approve the Reverse Split since the Company is not amending its certificate of incorporation to: (i) change its corporate name, (ii) change the nature of its business or its corporate powers and purposes, (iii) increase or decrease its authorized capital stock or to reclassify the same, (iv) cancel or affect the rights of shareholders to receive accrued dividends, (v) create new classes of stock, or (vi) change the period of its duration.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 27th day of September, 2010.

By: /s/ Gregory Webster____________
Gregory Webster
Chief Executive Officer